Exhibit 10.17

CONTRACT MANUFACTURING GENERAL AGREEMENT

This Contract Manufacturing General Agreement (the “Agreement”) is entered into as of this 13th day of February 2008 (the “Effective Date”), by and between TissueLink Medical, Inc., a Delaware corporation, having its principal place of business at 1 Washington Center, Suite 400, Dover, NH 03820 (the “Customer”), and The MedTech Group, Inc., a New Jersey corporation, having its principal place of business at 6 Century Road, South Plainfield, NJ 07080 (the “Manufacturer”).

WHEREAS, Customer wishes to contract for the manufacture of the Products (as defined below); and

WHEREAS, Manufacturer is engaged in the business of manufacturing medical devices and desires to manufacture the Products on the terms and conditions set forth in this Agreement;

NOW THEREFORE, the parties agree as follows:

1	Representations and Warranties

1.1	As of the Effective Date, each of Customer and Manufacturer hereby represents and warrants to the other party hereto as follows:

a.	it is a corporation duly organized and validly existing under the laws of the state of its incorporation;

b.	the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

c.	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

d.	the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof does not and shall not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) any agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

2	Scope of the Agreement

2.1	“Products” means the TissueLink products listed on Exhibit A, including the accompanying accessories, instructions for use and other documentation for such products. Products shall also, upon Customer’s request, include revisions of a Product that do not change the Product’s indications for use or materially modify the Product’s design.

2.1.1	New or Additional Products. Upon mutual agreement of the parties, other products of Customer may be added to Exhibit A. Upon the effective date of such change to Exhibit A, such additional products shall be deemed to be “Products” for purposes of this Agreement. The parties shall implement the addition of such new Product(s) pursuant to Section 8.11.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

2.1.2	Discontinuation of Products. Customer reserves the right, at its sole discretion, to determine what products will be manufactured by Manufacturer and to discontinue Manufacturer’s manufacturing of any Product or model or revision of any Product.

2.2	Manufacturer will manufacture the Product(s) in accordance with (i) the Customer’s Device Master Records for the Products (including, without limitation, the product specifications, testing methods, and acceptance criteria included therein (the “Product Specifications”)), as specified on the applicable Customer purchase order; (ii) Good Manufacturing Practices (as defined in Section 8.1) and Quality Systems (as defined in Section 8.6); (iii) pertinent rules and regulations of the Food and Drug Administration (the “FDA”); (iv) applicable international standards, including CE (European Community) mark standards for medical devices; and (v) Customer’s Standard Operating Procedures (“SOP”) as listed on Exhibit B; each of (i) through (v) as may be updated from time to time. Manufacturer shall manufacture all Products at the approved facilities listed on Exhibit C (the “Approved Manufacturer Facilities”); additional Approved Manufacturer Facilities may be added with the consent of Customer, which consent shall not be unreasonably withheld, conditioned, or delayed, subject to compliance by Manufacturer with Section 8.9. Upon the request of Customer, Manufacturer shall provide Customer with written evidence of compliance with the criteria set forth in the preceding two sentences.

3	Intellectual Property

3.1	Definitions.

a.	“Customer Pre-Existing Technology” means Technology owned or controlled by Customer prior to the date of this Agreement (including all Technology related to the Products).

b	“Manufacturer Pre-Existing Technology” means Technology owned or controlled by Manufacturer prior to the date of this Agreement (including all Technology related to Manufacturer’s proprietary molding procedures).

c.	“New Manufacturing Process Technology” means Technology that (i) is made solely by employees of Manufacturer, or jointly by employees of Customer and Manufacturer, in the course of performing under this Agreement and (ii) both (A) relates to the manufacturing process for a Product or is useful for the manufacture of a Product and (B) relates to the manufacturing process for, or is useful for the manufacture of, one or more other medical devices that are not Products.

d.	“New Product-Related Technology” means Technology that is made (i) solely by employees of Customer, (ii) solely by employees of Manufacturer or (iii) jointly by employees of Customer and Manufacturer, in the course of performing under this Agreement and that relates to any Product, the manufacturing process for any Product or is otherwise useful for the manufacture of any Product (other than New Manufacturing Process Technology).

e.	“Technology” means inventions, discoveries, data, information, processes, methods, techniques, materials, technology, results and other know-how, whether or not patentable.

3.2	Pre-Existing Technology Ownership. Customer owns and shall own all Customer Pre-Existing Technology, and Manufacturer owns and shall own all Manufacturer Pre-Existing Technology.

3.3

New Technology. Customer owns and shall own all New Product-Related Technology and New Manufacturing Process Technology. Customer hereby grants to Manufacturer, with no right to sublicense, a non-exclusive, royalty-free, perpetual,

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

irrevocable, worldwide license to use New Manufacturing Process Technology to make medical devices other than (i) the Products and (ii) other liquid-cooled radio frequency energy products.

3.4	License to Manufacturer. Customer hereby grants to Manufacturer a non-exclusive, royalty-free, non-sublicensable license under Customer Confidential Information and under all intellectual property rights owned or controlled by Customer (including Customer Pre-Existing Technology, New Product-Related Technology and New Manufacturing Process Technology) solely to the extent necessary for Manufacturer to perform its obligations under this Agreement. Manufacturer hereby grants Customer and its affiliates a non-exclusive, royalty-free license, with the right to grant sublicenses, under all intellectual property rights owned or controlled by Manufacturer to sell, have sold, and import Products that are manufactured by Manufacturer under this Agreement.

3.5	Customer Trademarks. Customer authorizes Manufacturer to affix and apply the Customer Trademarks to the Products as directed by Customer for the sole purpose of manufacturing the Products pursuant to this Agreement. Manufacturer shall not use Customer Trademarks for any other purpose and only in such manner as to preserve all rights of Customer. Manufacturer acquires no right to Customer Trademarks by its use and all uses by Manufacturer of the Customer Trademarks will inure to Customer’s sole benefit. As used herein, “Customer Trademarks” means those trademarks, trade names, service marks, slogans, designs, distinctive advertising, labels, logos, and other trade-identifying symbols as are or have been developed and used by Customer or any of its subsidiaries or affiliate companies and which Customer owns or has the right to use.

3.6	No Other Rights. Each party acknowledges and agrees that, except as expressly set forth in this Agreement, no rights or licenses, express, implied or otherwise, covering or relating to the manufacture, use or sale of any Product or any other product or process, or under any other intellectual property rights of a party, are granted to either party by the other party.

3.7	Further Assurances. To the extent necessary to perfect or enforce Customer’s rights under this Section 3, Manufacturer hereby assigns and agrees to assign to Customer all of its right, title and interest in and to all New Product-Related Technology and New Manufacturing Process Technology. Manufacturer agrees to cooperate with Customer, without additional compensation, and to execute and deliver any and all documents that Customer deems reasonably necessary to perfect and enforce its rights hereunder, including reasonably cooperating in the preparation and prosecution of patent applications and acting in good faith in permitting disclosure of confidential information.

3.8	Survival. The terms of this Section 3 shall survive the expiration or termination of this Agreement, and shall be binding upon and inure to the benefit of the successors and assigns of the parties.

4	Term and Termination of the Agreement

4.1	Term. The term of this Agreement shall begin on the date first set forth above and shall continue until February 28, 2013, unless otherwise terminated earlier in accordance with the terms of this Agreement. This Agreement shall be automatically renewed for additional terms of one (1) year each unless either party in its sole discretion provides the other party with notice in writing that it elects not to renew this Agreement at least one hundred twenty (120) days prior to the end of the initial term or any renewal term, or unless otherwise terminated earlier in accordance with the terms of this Agreement.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

4.2	Termination for Cause by Either Party. This Agreement may be terminated by either party immediately upon notice to the other party in the event of any of the following:

a.	the other party makes a general assignment for the benefit of its creditors, or a receiver or similar officer is appointed to take charge of any of the other party’s assets;

b.	the other party ceases to carry on its business or operations; or

c.	a bankruptcy or similar petition is filed by or against the other party, and in the case of an involuntary petition, the proceeding is not dismissed within sixty (60) days.

4.3	Termination for Material Breach. Upon material breach by either party of its obligations under this Agreement, the other party may terminate the Agreement if the breach remains uncured for more than sixty (60) days after a party gives written notice of the breach, such notice to be effective upon the date of mailing. For purposes of a breach by Manufacturer, “material breach” includes, without limitation, Manufacturer’s failure to satisfy its obligation to deliver Products as specified in Customer’s purchase orders for three consecutive months. For purposes of a breach by Customer, “material breach” includes, without limitation, Customer’s failure to make payments due and owing for good and/or services performed hereunder, within sixty (60) days of invoice for such goods and/or services (other than payments disputed in good faith).

4.4	Termination by Customer. Customer may terminate this Agreement upon not less than eighteen (18) months written notice to Manufacturer for any reason or no reason. In the event of termination of this Agreement pursuant to this Section 4.4, Manufacturer shall continue manufacturing Products for a period of eighteen (18) months from the date of notification of intent to terminate, at a rate no less than the average of the six (6) months’ production prior to notification; provided that, as determined in Customer’s sole discretion, Customer’s business needs shall continue to support such levels of supply of Products.

4.5	Winding-Down Obligations. Following the expiration or termination of this Agreement, and provided full payment has been made by Customer on all amounts due and owing to Manufacturer hereunder (other than payments disputed in good faith), Manufacturer shall cooperate with Customer and provide reasonable assistance to effect the orderly and efficient transfer of the manufacturing of Product from Manufacturer to the Customer or a third party designated by the Customer and without disruption to the Customer’s business (“Transfer Assistance”). Transfer Assistance shall include, but not be limited to: (a) the continued manufacture of the Product by Manufacturer after the termination or expiration date for a transition period and on terms mutually agreeable to the parties; (b) the return to Customer of all Products Specifications materials; (c) the transfer of all Products Inventory, Manufacturing Inventory, and other inventory for which Customer has compensated Manufacturer; (d) the transfer of any Tooling or other equipment or items that have been purchased by the Customer; and (e) the transfer of any other documents or electronic files relating to the manufacturing of the Product. The provisions of this Section 4.5 shall survive the termination or expiration of this Agreement. Customer shall be responsible for any reasonable costs incurred by Manufacturer in providing Transfer Assistance.

5	Manufacturing Transfer

5.1	Manufacturer has provided a detailed manufacturing and technology transfer plan delineating all steps and milestones the Manufacturer has deemed necessary. Such plan is attached as Schedule A to this Agreement.

5.2	Manufacturer and Customer shall make reasonable efforts to work together to make possible the shipment of Product(s) pursuant to this Agreement beginning in March 2008.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

5.3	Manufacturer shall, at the request of Customer, cooperate with Customer and/or any third party manufacturer of Customer to make available to Customer and such third party manufacturer any improvements to the manufacturing process for Customer’s products, subject to the provisions of Section 3 and Section 16.

6	Forecast, Capacity, Purchase and Delivery of Finished Goods

6.1	On a monthly basis during the term of this Agreement, Customer shall deliver to Manufacturer a non-binding forecast which sets forth a good faith estimate of the number of units of Product(s) Customer expects to order from Manufacturer during the immediately succeeding twelve (12) months, the first four (4) months of such forecast (the “Firm Order Period”) shall be deemed a firm order for the Product(s). In addition, on a monthly basis during the term of this Agreement, Customer shall deliver to Manufacturer a purchase order for the Product(s) to be delivered in the fourth month of the Firm Order Period. Manufacturer shall acknowledge receipt and acceptance of purchase orders from Customer as soon as reasonably possible, but no later than three (3) business days following receipt. Customer shall have the right to request the manufacture of additional Product(s) after the submission of purchase orders. Manufacturer shall use commercially reasonable efforts to accommodate Customer’s request(s) for production of additional Product over the amount requested per purchase orders. In the event Manufacturer must incur extraordinary costs in order to make such accommodation to Customer, then Manufacturer shall identify such extraordinary costs in writing prior to commencing production on such additional Products. Manufacturer shall be obligated to commence production of such additional Products only if Customer agrees in writing to be responsible for such extraordinary costs. Customer’s sole liability for raw materials, components, work in progress and finished goods inventory shall be limited to reimbursement for the cost, if any, of all such raw materials, components, work in progress or finished goods inventory related to open purchase orders only (unless the parties otherwise agree, for instance, with respect to raw materials or components that require ordering lead times of greater than four months).

6.2	Manufacturer shall manufacture and deliver the quantities and types (including, without limitation, Product revisions) of Products specified in each Customer purchase order in accordance with Section 2.2, and deliver such quantities and types to the location and on the dates requested on each Customer purchase order.

6.3	During the term of this Agreement, Manufacturer shall maintain reserve capacity necessary to manufacture at least one hundred twenty-five percent (125%) of the quantities of Product specified in the Firm Order Period.

6.4	The assembled, inspected, and packaged Product shall be shipped F.O.B. (Manufacturer’s facility) Freight Prepaid & Add. Title to and risk of any loss and/or damage to the Products shall pass to Customer upon delivery of such Products by Manufacturer, or any agent of Manufacturer, to the shipping agent.

6.5	Customer shall pay for Products that meet the Product Specifications at the applicable Product price (as established under Section 7.1) no later than net thirty (30) days after receipt of an invoice for such finished Products, provided the invoice date is no earlier than the date of shipment; provided, however, that Customer shall not be required to pay the disputed portion of any invoice so long as Customer and Manufacturer are making reasonable efforts to resolve the dispute in a timely manner.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

6.6	Manufacturer agrees to ship finished Products on time to achieve delivery of product per the Customer’s purchase orders, or pay all incremental charges for premium freight, expedite fees to obtain raw material, and/or work production overtime to mitigate delays in shipment of finished goods to the Customer inventory location, in addition to other remedies provided to Customer, provided Customer or Customer’s representative or agent is not primarily responsible for the delays.

7	Pricing

7.1	Pricing. The price for each unit of Product shall be the applicable price set forth in the Device Specific Schedule that applies to such Product. Such prices shall not be adjusted except as expressly provided for in this Section 7.1. The price may be increased only to reflect documented increases in Manufacturer’s aggregate raw material costs and only with Customer’s written consent as described below. Any proposal for a price increase under this Section 7.1 must be submitted by Manufacturer in writing at least thirty (30) days before the effective date of the proposed increase, and Manufacturer, if requested by Customer, shall provide to Customer reasonably detailed documentation of its actual costs during the period beginning on the Effective Date (or, if later, the date of the most recent price adjustment) and ending on or about the date of such proposal. Manufacturer shall provide Customer with a reasonable opportunity (at least thirty (30) days) to review and discuss the proposal with Manufacturer and its auditors and shall, upon request, make available to Customer and its auditors for review, at reasonable times and upon reasonable notice, Manufacturer’s books and records used in the preparation of such proposal and cost documentation. To the extent Customer accepts such price increase; such increase shall be reflected in future purchase orders submitted by Customer.

7.2	Cost Reduction. A cost reduction team will be assembled by the Manufacturer promptly after the Effective Date, which team will be responsible for using reasonable efforts to identify, propose (to Customer), and implement (upon Customer’s approval), Product manufacturing cost reduction ideas.

This team will make a written report to Customer once in each six month period, and will be responsible for full implementation of these suggestions, if approved by Customer. This team will evaluate such areas as:

(i)	More efficient assembly processes resulting from continuous improvement, including the Six Sigma/ Lean Manufacturing approach.

(ii)	Investment in capital that will increase yield (greater number of cavities, automation, etc.).

(iii)	Alternate materials of increased value (plastic resin, packaging, etc.).

(iv)	Leveraging Manufacturer’s buying power through its Far East Purchasing Center in Singapore.

(v)	Transferring the production to MedTech Costa Rica or another low cost off-shore location.

(vi)	Streamlining order processing.

7.3	Cost Reduction Savings Allocation. In the event either party proposes to implement a cost reduction technique, upon Customer’s agreement to the use of such technique, Manufacturer will cooperate with Customer to obtain any required FDA or other regulatory approvals. Manufacturer and Customer shall also negotiate in good faith with respect to the reduction of the price to reflect the appropriate sharing of the cost savings, if any, anticipated to result from the use of such technique; provided that if such cost reduction technique requires either party to incur non-ordinary capital equipment expenditures, then such party shall first recover the amount of such expenditures from any cost savings.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8	Quality System Requirements

8.1	Manufacturer shall obtain and maintain all registrations and approvals necessary to manufacture Customer’s Product. Manufacturer must remain compliant with the requirements set forth in 21 U.S.C. § 360J (f), 21 C.F.R. § 820, all related guidance issued by the FDA, ISO 13485 (collectively, “Good Manufacturing Practices”). Manufacturer’s performance of this Agreement shall be in compliance with these Good Manufacturing Practices.

8.2	Manufacturer agrees to permit Customer or its authorized representative, and government officials as required by law, to conduct inspections and test audits of Manufacturer’s facilities, operations, and procedures, at appropriate and reasonable time intervals, to verify that the quality and performance of the Product produced by Manufacturer are in compliance with the Company’s Product Specifications. The Company may also inspect the facilities of Manufacturer at any time during business hours to ensure compliance with Good Manufacturing Practices. Manufacturer shall cooperate with any inspection performed under this section. Manufacturer shall implement corrective and preventative actions in a timely manner to address nonconformances noted in audits by Customer, FDA, ISO Registrar or other regulatory authorities.

8.3	Manufacturer agrees to make appropriate Manufacturer personnel available for audits at either Customer’s or Manufacturer’s offices. All reasonable expenses related to the conduct of inspection and test audits of the Product and/or Quality System (as defined below in Section 8.6) by Customer or, if Customer so chooses, a qualified third party, that are directly and specifically related to Customer’s Product shall be borne by Customer. Such audits and inspections must take place during normal business hours and with reasonable notice.

8.4	If the facilities or processes of Manufacturer are inspected or audited by any regulatory agency such as but not limited to the FDA, OSHA, EPA, CE Notified Body, or ISO Registrar, Manufacturer will immediately inform Customer of that fact and of all findings of such agency that relate to or affect the Product or Device Master Record, which includes all information necessary to produce the Product.

8.5	Manufacturer shall maintain a complete and current Device Master Record for Customer’s Product. Copies of the Device Master Record shall be made available to Customer at Customer’s request. Customer shall have the right from time to time to request that changes be made to the Device Master Record.

8.6	Manufacturer shall maintain a quality system in accordance with ISO 13485 certification and 21 CFR 820 Quality System Regulations compliance (“Quality System”). All activities performed on behalf of Customer shall be performed in accordance with these regulations and standards. Manufacturer shall conduct manufacturing activities consistent with Customer’s Manufacturing Quality Plan. Manufacturer shall maintain and retain Product quality related records, such as any records of system or instrument tests, for 5 years. Manufacturer shall contact Customer and provide the option of transferring records older than 5 years to the Customer’s location.

8.7	Manufacturer shall allow Customer and government officials to perform audits of Manufacturer’s Quality System, Good Manufacturing Practices, facilities, records and all manufacturing documentation related to Customer’s Product.

8.8

Manufacturer shall maintain a list of original components and service suppliers that they have approved (“Approved Suppliers”). Manufacturer shall purchase materials and services to be used in Customer’s Product for sale only from Approved Suppliers. Approved Suppliers must have passed Manufacturer’s supplier evaluation process. If it has been determined by the Customer

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

and Manufacturer that there is cause, Manufacturer shall allow Customer to perform on-site audits of its Approved Suppliers, as requested, at mutually agreed upon times. Manufacturer shall assist the Approved Suppliers in providing corrective action to remedy any deficiencies observed during the audit, and document such actions and outcomes to Customer. Notwithstanding the foregoing, Customer reserves the right to reject any Approved Supplier, and Manufacturer shall not purchase components from such rejected suppliers in the manufacture of Products.

8.9	Manufacturer shall obtain prior written approval from Customer on all proposed changes including, without limitation, changes in Approved Suppliers, to the Product Specifications, Device Master Record, manufacturing procedures, or validated processes. Manufacturer agrees that all design change, approval, and revision control shall be consistent with Good Manufacturing Practices and the Medical Device Directive, as published by the European Parliament. For the avoidance of doubt, any transfer of Product manufacturing to a different facility will require validation and prior written approval from Customer.

8.10	Manufacturer agrees to comply with all additional terms and conditions specified in attached Device Specific Schedule(s).

8.11	In the event that Customer desires to change (and such change is not requested by the FDA or another regulatory authority) the manufacturing process, the manufacturing equipment, the Device Master Record, the Product Specifications, the materials, the sources of materials or the methods of testing for any Product, or to add any Customer product to the Products listed on Exhibit A, Manufacturer shall accommodate such change or addition; provided, however, that Customer shall not have the right to require Manufacturer to make any such change or manufacture such product that would violate any applicable laws or regulations. In the event the parties fail to agree on the existence of a violation of any applicable laws or regulations, Customer shall make the final determination in its sole discretion. If Customer requests a change with respect to any Product (or the addition of a new Product) that is not the result of a requirement of the FDA or any other regulatory authority or a result of a failure of Manufacturer to comply with the terms of this Agreement, and such change would result in an increase in the cost of production of such Product, Manufacturer shall, within thirty (30) days of its receipt of such a request from Customer, notify Customer in writing of any good faith price adjustment (or, with respect to the addition of a new Product, the product pricing terms) and implementation costs relating to such request. Customer then shall determine in its sole discretion whether to (i) implement such change (or addition) and accept such increase in price (or, with respect to the addition of a new Product, the product pricing terms) or implementation costs or (ii) withdraw the proposed change. If any change requested by Customer would result in a decrease in the cost of one or more Products, Manufacturer shall, pursuant to the terms of Section 7.3, adjust its price to Customer with respect to such Products, and Customer shall pay only such decreased price.

8.12	Manufacturer will host a formal and documented Process FMEA as soon as possible after the Effective Date. This pFMEA event will focus on the processes within Manufacturer as well as consider the fabrication of components manufactured by other suppliers. Mitigation efforts will then be undertaken as necessary to ensure acceptable risk.

8.13	It is expected that Manufacturer and Customer shall communicate through their respective Master Control and Arena software.

8.14	Customer shall compensate Manufacturer for all costs and expenses incurred in connection with the initial sampling, validation and performance of capability studies for all molds, tools, assembly steps, packaging equipment, sterility validation and testing protocols for each Product. Compensation for subsequent such activities shall be as determined in advance by the parties.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

8.15	Manufacturer represents, warrants and covenants that it is not currently using, and will not in the future use, in any capacity, in connection with the performance of its duties or obligations hereunder, the services of any person debarred or subject to debarment under 21 U.S.C. § 335(a) or otherwise disqualified or suspended from performing services or otherwise subject to any restrictions or sanctions by the FDA or any other regulatory authority or professional body (a “Debarred Person”). Manufacturer shall immediately notify Customer in writing if any person or entity who is performing services on its behalf hereunder is or becomes a Debarred Person or if any action, claim, investigation, or other legal or administrative proceeding is pending or, to the best of Manufacturer’s knowledge, threatened, that would make any person performing services hereunder a Debarred Person or would preclude Manufacturer from performing its obligations under this Agreement. Manufacturer shall require all persons and entities providing services under this Agreement to make substantially the same warranty and covenant.

8.16	If the FDA or another regulatory authority (a) contacts Manufacturer with respect to the manufacture of the Products, (b) conducts, or gives notice of its intent to conduct, an inspection of the facilities of Manufacturer being used for the manufacture of the Products, or (c) takes, or gives notice of its intent to take, any other regulatory action alleging improper or inadequate practices with respect to any activity of Manufacturer, then Manufacturer shall notify Customer within three (3) business days of such contact or notice, or sooner if necessary to permit Customer to be present at, or otherwise participate in, any such inspection or regulatory action with respect to the Products, and shall supply Customer with all information pertinent thereto. Customer shall have the right to be present at and to participate in any such inspection or regulatory action with respect to the Products. Customer shall be provided with copies of all documentation issued by the FDA or any other regulatory authority in connection therewith and any proposed responses thereto. No such response shall include any false or misleading information with respect to the Products or Customer.

8.17	Customer shall be solely responsible for reporting all medical device and malfunction reports as defined in the US Code of Federal Regulations title 21 §803, relating to the Products. To the extent Manufacturer has or receives any information regarding any medical device and malfunction report that may be related to the use of the Product, Manufacturer shall immediately, and in no event later than two (2) business days of receipt by Manufacturer, provide Customer with all such information.

9	Non-Exclusive Supply Chain Management

9.1	Manufacturer shall manage the supply chain for all raw materials and components used in the manufacture of the Products (having responsibility for auditing, managing and, if necessary, entering into formal agreements with, the sub-tier suppliers). Such sub-tier suppliers shall be Manufacturer’s suppliers; however, Manufacturer shall provide the Customer and other manufacturers or suppliers of the Customer the ability to purchase from these sub-tier suppliers, either directly, or indirectly; and shall provide the Customer and other Manufacturers or suppliers of the Customer the ability to purchase from the Manufacturer (including molded components and other components manufactured by Manufacturer).

10	Tooling, Equipment, and Materials

10.1

Manufacturer will be reimbursed for any, tooling, injection molds, thermoforming molds, and any fixtures (“Tooling”) and improvements to Tooling that are customized for production of the Product(s) and not readily usable by the Manufacturer in the production of other goods (“Customer Specific Tooling”) purchased by Manufacturer to perform Manufacturer’s obligations to Customer. In the event that Manufacturer and Customer determine that the purchase of additional equipment or Tooling would be necessary or useful for the manufacture of Products, Manufacturer and Customer will discuss the appropriate purchaser

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

and/or purchase price allocation, along with any other relevant matters, including cost savings allocations pursuant to Section 7.3. Manufacturer will be responsible for normal maintenance of all Tooling and equipment in its possession. Customer Specific Tooling and other items, if any, paid for by Customer remains the property of Customer, and shall be returned to Customer in accordance with the provisions set forth in Sections 4.4 and 10. Expenditures for Customer Specific Tooling will be made only with the prior written authorization of Customer. Any Customer Specific Tooling requiring expenditures for third party calibration or refurbishment will require Customer’s pre-approval and will be the financial responsibility of Customer if approved.

10.2	At Customer’s request, Manufacturer shall provide Customer with a description and location of all Tooling and equipment (including original documentation relating to all Tooling and equipment) held by Manufacturer or its subcontractors on behalf of Manufacturer. Customer has the right to inspect such Tooling and equipment at any time, during normal business hours and with reasonable notice, during the term of this Agreement. Customer shall maintain property insurance covering all Customer Specific Tooling and equipment held by Manufacturer, in amounts customary for companies of comparable size and type in similar industries.

10.3	On termination of this Agreement, and provided full payment has been made by Customer on all amounts due and owing to Manufacturer hereunder (other than payments disputed in good faith), Manufacturer agrees to deliver to Customer, F.O.B. (Manufacturer’s facility) Freight Prepaid & Add, all Tooling and other items purchased and paid for by Customer, or at Customer’s sole discretion, to implement alternative plans for disposition of Tooling and other items as agreed to by Customer and Manufacturer or at Manufacturer’s subcontractors.

11	Warranties

11.1	Manufacturer warrants to Customer that, upon delivery of Product to the shipping agent, the Product(s) will (i) conform to the Product Specifications, and (ii) not be adulterated or misbranded, within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and pertinent rules and regulation of the FDA or any applicable state or municipal law, provided such laws are constituted and effective at the time of such delivery. The product warranties as to any Product supplied hereunder shall expire one (1) year after the date of delivery of such Product. All other warranties, express or implied, including without limitation, warranties of merchantability and fitness for a particular purpose are hereby excluded. These Product Warranties shall be null and void and shall not apply to any Product which is in any way altered, modified, damaged or replaced by any person other than Manufacturer, or which is abused or misused whether intentionally or accidentally. EXCEPT FOR CLAIMS ARISING FROM ANY INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 12, MANUFACTURER’S SOLE LIABILITY, AND CUSTOMER’S EXCLUSIVE REMEDY, FOR BREACH OF THESE PRODUCT WARRANTIES SHALL BE, AT CUSTOMER’S SOLE DISCRETION, CREDIT OR REPLACEMENT OF THE NONCONFORMING PRODUCT.

11.2	Within twenty (20) days after receipt of any Product at Customer’s facility , Customer may reject any Product that it reasonably believes fails to meet the Product Specifications by sending Manufacturer notice of the lot numbers of the rejected Product, together with an explanation of the specific basis for rejection; provided, however, that in the event a defect in a Product cannot be detected by a reasonable inspection at the time of delivery, Customer may reject any such Product within thirty (30) days after discovery of such defect. Customer shall within thirty (30) days of notification return to Manufacturer, any such rejected Product. Appropriate credits are required when product is returned to the Manufacturer for proper accounting purposes on both sides of the relationship. Both Customer and Manufacturer agree that the issuance of a credit by the Manufacturer will not be the sole indicator for determining Manufacturer’s culpability for the rejected product. Notwithstanding anything stated herein to the contrary, no rejection shall be made past the expiration shelf life date of any Product.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

11.3	Prior to any rejected product being returned to the Manufacturer, Customer and Manufacturer will reach mutual agreement regarding responsibility for the rejection, including any reprocessing that may be required. Once agreement is reached, Manufacturer will generate an appropriate credit memo to Customer, if requested by Customer.

12	Indemnification

12.1	Manufacturer agrees to and shall indemnify and defend Customer, and hold Customer, its officers, directors, employees, and agents harmless from and against any and all claims, alleged claims, losses, harms, damages, liabilities, penalties, lawsuits, threats of lawsuits, recalls or other governmental action, judgments, awards, or decrees, and for any costs or expenses incurred, including, without limitation, reasonable attorneys’ fees and costs, (collectively, “Losses”) arising as a result of, or relating to death or bodily injury or property damage, to a third party, caused by (a) any gross negligence or wrongful acts by Manufacturer or its officers, directors, employees, or agents in connection with Manufacturer’s performance of this Agreement or the manufacture of the Product or (b) any failure to manufacture the Product in accordance with the Product Specifications, except to the extent that any such Losses are due to the gross negligence or wrongful acts of Customer, its officers, directors, employees, or agents. Notwithstanding the provisions herein, Manufacturer’s liability under this Section 12.1 shall be limited to the maximum amount of proceeds paid by Manufacturer’s insurance company to cover such liability; provided that Manufacturer maintains Commercial General Liability insurance in a minimum amount of $5.0 million, and Customer is included as an additional insured on such policy.

12.2	Customer agrees to and shall indemnify and defend Manufacturer, and hold Manufacturer, its officers, directors, employees, and agents harmless from and against any and all claims, alleged claims, losses, harms, damages, liabilities, penalties, lawsuits, threats of lawsuits, recalls or other governmental action, judgments, awards, or decrees, and for any costs or expenses incurred, including, without limitation, reasonable attorneys’ fees and costs, (collectively, “Losses”) arising as a result of, or relating to (a) any actual or alleged defects in the design of any Product and/or the Product Specifications; (b) any gross negligence or wrongful acts by Customer or its officers, directors, employees, or agents in connection with Customer’s performance of this Agreement, except to the extent that any such Losses are due to the gross negligence or wrongful acts of Manufacturer, its officers, directors, employees, or agents; (c) any acts, negligent or otherwise, or willful malfeasance on the part of Customer or its employees, customers and/or agents, in connection with Customer’s sale, marketing or distribution of Product; (d) any claims or allegations that the design, manufacture, use or sale of any Product manufactured by Manufacturer hereunder constitutes or creates an infringement of any United States or non-United States patent, copyright, trademark or other proprietary right or trade secret, be it registered or otherwise, arising under federal, state or other law and/or regulation or (e) death of or bodily injury to any person, or property damage, on account of or in relation to either of (a) through (d).

12.3	Each party shall give the other prompt notice of any potential liability, and upon receiving notice of any such liability, each party shall, when possible, promptly notify the other of commencement of any action, a general summary of the action and, when applicable, notice of demand for indemnification. The indemnitee shall have the right to participate in and to assume the defense of such action with counsel of its choosing, provided, however, that both parties should cooperate in such defense, if and when such cooperation would benefit the overall defense. No settlement of any claim or action may be made without the consent of the indemnitee, which consent shall not be unreasonably withheld or delayed. The terms of this Section shall survive the expiration or termination of this Agreement.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

13	Insurance

13.1	Coverage. Manufacturer shall maintain during the term of this Agreement insurance in amounts and types adequate for the size and character of its business, and comparable to companies of similar size and character, including the following minimum insurance requirements.

a.	Commercial General Liability, including blanket contractual liability, broad form property damage, product made under manufacturing agreement and completed operations, independent contractors and premises/operations, in amounts of not less than $1 million per occurrence, $3 million in aggregate.

b.	Comprehensive Automobile Liability, including owned, non-owned and hired vehicles, in amounts of not less than $1 million per occurrence.

c.	Worker’s Compensation Insurance in amounts of not less than $500,000 per occurrence.

13.2	General. The insurance policies described above shall be issued by an insurance company with an A.M. Bests rating of A or better, and include Customer as an “additional insured” on all policies except Worker’s Compensation, and shall provide that Customer will receive thirty (30) days written notice from the insurer prior to any cancellation or change of coverage provided that comparable insurance is not purchased from another carrier. Manufacturer shall deliver certificates of insurance evidencing such coverage to Customer on or before the Effective Date, and thereafter at least fifteen (15) days before the expiration dates of expiring policies. Manufacturer shall provide Customer a Certificate of Insured within ten (10) days of acceptance of this Agreement.

14	Field Failures and Recalls

14.1	Customer and Manufacturer agree to notify the other party if applicable promptly after it is notified of or otherwise becomes aware of a Product failure in the field. Each party shall provide the other with documentation supporting the occurrence of a Product failure. Both parties shall work together to: (a) determine if a failure condition actually exists, and (b) if one does, devise a comprehensive plan for responding to the condition that may include corrective and preventive actions.

14.2	Manufacturer and Customer each agree to notify the other if applicable whenever it believes the Product is or may be subject to recall. Customer shall determine whether a recall or other corrective action is necessary, and determine whether to cease shipping and manufacturing the Product. If a recall or other corrective action is necessary, the parties will work together to develop a recall or corrective action plan.

14.3	If any Product recall or field correction is initiated, up to one year from Customer’s acceptance of Product from Manufacturer, directly attributable and to the extent of a manufacturing defect in any product or breach of Manufacturer of any warranty contained in this Agreement, Manufacturer will bear all of the following costs (in addition to any other remedies available to Customer under this Agreement): (a) the price paid by Customer with respect to the Product purchased from Manufacturer, including any shipping expenses and freight insurance; and (b) Customer’s reasonable costs and expenses incurred as a direct result of any such recall or field correction (including, without limitation, manufacturing rework, shipping, quality control testing, notification and restocking costs).

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

14.4	Recall or corrective action that is necessary due to a defect in the Product design shall be made at Customer’s expense.

14.5	To assist Customer in diagnosing and resolving Product failures in the field, Manufacturer agrees to provide technical support for up to one year after Customer’s sale of Product manufactured under this Agreement. Technical support includes review of related inspection, manufacturing, sterilization, test, and release records.

15	Limitation of Liability

15.1	EXCEPT AS SET FORTH OTHERWISE IN THIS AGREEMENT OR CLAIMS ARISING FROM ANY INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 12, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT OR THE SALE OF PRODUCT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING THE POSSIBILITY OF NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, EVEN IF THE PARTY HAS BEEN WARNED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE, AND EVEN IF ANY OF THE LIMITED REMEDIES IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE.

16	Confidentiality

16.1	Confidential Information.

a.	“Manufacturer Confidential Information” means any confidential information, know-how or trade secrets disclosed by Manufacturer to Customer (in any form, whether written, oral, visual, photographic, electronic, magnetic or otherwise) before, on or after the date hereof, including information relating to Manufacturer’s manufacturing facilities and capabilities, equipment, capacity plans and utilization, production technologies and molding techniques, financials and customer information, data, etc. Notwithstanding the foregoing, Manufacturer Confidential Information shall not include any information that: (i) as of the date of disclosure was already known to Customer or its affiliates as demonstrated by documents or other competent evidence, other than under an obligation of confidentiality to Manufacturer or its affiliates; (ii) is disclosed in published literature, or otherwise generally known to the public through no breach by Customer of this Agreement; (iii) is obtained by Customer from a third party not in violation of any obligation of confidentiality to Manufacturer; or (iv) as demonstrated by documents or other competent evidence, independently developed by Customer without reference to or use of Manufacturer Confidential Information.

b.

“Customer Confidential Information” means any confidential information, know-how or trade secrets disclosed by Customer to Manufacturer (in any form, whether written, oral, photographic, visual, electronic, magnetic, or otherwise), before, on, or after the date hereof, and any other data and information relating to Products generated by either party pursuant this Agreement, including but not limited to information relating to the Products, the manufacturing process for Products, Product Specifications, Device Master Records, Product pricing, production quantities and capacities, product development, market information, and commercial and regulatory timelines, plans, approvals, financials and customer

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

information, data, etc. Notwithstanding the foregoing, Customer Confidential Information shall not include any information that: (i) as of the date of disclosure was already known to Manufacturer or its affiliates, as demonstrated by documents or other competent evidence, other than under an obligation of confidentiality to Customer or its affiliates; (ii) is disclosed in published literature, or otherwise generally known to the public through no breach by Manufacturer of this Agreement; (iii) is obtained by Manufacturer from a third party not in violation of any obligation of confidentiality to Customer; or (iv) as demonstrated by documents or other competent evidence, independently developed by Manufacturer without reference to or use of Customer Confidential Information.

c.	“Confidential Information” means either Manufacturer Confidential Information or Customer Confidential Information.

16.2	Manufacturer Confidentiality Obligations. Manufacturer shall not disclose Customer Confidential Information to any third party other than:

a.	its employees who are bound by obligations of confidentiality and nonuse no less restrictive than those set forth in this Agreement, and who have a need to know such information in order to perform their duties in carrying out Manufacturer’s obligations under the Agreement;

b.	consultants, agents or subcontractors used by Manufacturer pursuant to Section 8.8 who are bound by obligations of confidentiality and nonuse no less restrictive than those set forth in this Agreement, and who have a need to know such information in order to provide direction to Manufacturer or Customer regarding their respective obligations under the Agreements or in order to (i) perform their duties in carrying out Manufacturer’s obligations under the Agreement, or (ii) provide direction to Manufacturer regarding the subject matter of this Agreement, including, but not limited to, production, testing, storage or quality of the Products or regulatory or compliance issues related to the Products; or

c.	with the prior consent of Customer, regulatory authorities, for example, the FDA, that require such information in order to review a regulatory filing for a Product.

16.3	Customer Confidentiality Obligations. Customer shall not disclose Manufacturer Confidential Information to any third party other than:

a.	employees, consultants, agents or subcontractors of Customer who are bound by obligations of confidentiality and nonuse no less restrictive than those set forth in this Agreement, and who have a need to know such information in order to provide direction to Customer regarding its obligations under the Agreement or in order to provide direction to Customer regarding the subject matter of this Agreement, including, but not limited to, production, testing, storage or quality of the Products or regulatory or compliance issues related to the Products; or

b.	with the prior consent of Manufacturer, regulatory authorities, for example, the FDA, that require such information in order to review a regulatory filing for a Product.

16.4	Terms of Agreement. Subject to Section 16.4 (Notification of Mandatory Disclosure) hereof, neither party shall, without the prior written consent of the other party, disclose in any manner to any third party the terms and conditions of this Agreement.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Notwithstanding the foregoing, either party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws, including the rules and regulations promulgated by the SEC, provided, however, that before disclosing this Agreement or any of the terms hereof pursuant to this Section 16.3, the parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a party discloses this Agreement or any of the terms hereof in accordance with this Section 16.3, such party agrees, at its own expense, to use diligent efforts to obtain confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other party.

16.5	Notification of Mandatory Disclosure.

a.	Notification and Consultation. In the event that a party (in such case, the “Notifying Party”) believes it is required by applicable statute or regulation, or by judicial or administrative process to disclose any part of the other party’s (in such case, the “Notified Party”) Confidential Information which is disclosed to it under this Agreement, the Notifying Party shall (i) promptly notify the Notified Party of each such requirement and identify the documents so required thereby, so that the Notified Party may seek an appropriate protective order or other remedy and/or waive compliance by the Notifying Party with the provisions of this Agreement, and (ii) consult with the Notified Party on the advisability of taking legally available steps to resist or narrow the scope of such requirement.

b.	Limited Disclosure. If, in the absence of such a protective order or such a waiver by the Notified Party of the provisions of this Agreement, the Notifying Party is nonetheless required by mandatory applicable law to disclose any part of the Notified Party’s Confidential Information which is disclosed to it under this Agreement, the Notifying Party may disclose such Confidential Information without liability under this Agreement, except that the Notifying Party shall furnish only that portion of the Confidential Information which is legally required to be disclosed.

16.6	Maintenance of Confidentiality; Non-use Obligations.

a.	Maintenance of Confidentiality. Each party shall use reasonable and customary precautions to safeguard the other party’s Confidential Information, including ensuring that all employees, consultants, agents or contractors who are provided access to such Confidential Information are informed of the confidential and proprietary nature of such Confidential Information and have confidentiality and nonuse obligations that are at least as restrictive as those contained in this Agreement.

b.

Non-Use Obligations. Manufacturer shall not use Customer Confidential Information for any purpose other than performing its obligations under the Agreement, without first obtaining Customer’s prior written consent to such utilization. Customer shall not use Manufacturer Confidential Information for any purpose other than performing its obligations under the Agreement, without first obtaining Manufacturer’s prior written consent to such utilization. Without limiting the foregoing, a party (the “Asserting Party”) and its affiliates shall not assert against the other party or that party’s affiliates any intellectual property right owned or controlled by the Asserting Party or its affiliates to the extent such assertion is based on knowledge or information obtained from access hereunder to the other party’s Confidential Information. Without limiting the foregoing, Manufacturer and its affiliates shall not use or refer to the Customer Confidential Information either to make

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

inventions or to file for patent rights, and Customer and its affiliates shall not use or refer to the Manufacturer Confidential Information either to make inventions or to file for patent rights except as consistent with the terms and conditions of Section 3.

16.7	No Disclosure of Unrelated Information. Neither party shall disclose Confidential Information to the other party that is not reasonably necessary for performance of a party’s obligations under the Agreement, including but not limited to manufacturing processes for other products, marketing plans, and clinical development plans. Notwithstanding the foregoing, nothing in this provision shall limit the confidentiality and non-use obligations and rights herein, including, without limitation, with respect to any such other Confidential Information inadvertently disclosed to or which is observed by the other party or its representatives in the course of performing its obligations or exercising it rights under the Agreement.

16.8	Use of Names. No party shall make use of the name of any other party in any advertising or promotional material, or otherwise, in connection with this Agreement or any related agreements, without the prior written consent of such other party; provided, however, either party may include the name of the other party on a general list of business partners or collaborations.

16.9	Survival of Confidentiality Obligations. The provisions of this Section 16 shall survive the termination or expiration of this Agreement.

17	Successors, Assignment

17.1	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither party shall have the right to assign or otherwise transfer its rights or delegate its obligations under this Agreement in whole or in part to any third party without the prior written consent of the other party; provided, however, a party may, by giving notice but without obtaining the other party’s consent, assign its rights or delegate its obligations under this Agreement to (i) any corporation or other entity that controls, is controlled by or is under common control with such assignor-party or (ii) any corporation or other entity to which all or substantially all of the assets of the assignor-party are transferred; provided (x) in each case (i) and (ii) that such assignee party assumes all obligations of the assignor party with respect to this Agreement and (y) in case (ii) that such assignee party has, or is reasonably expected to have, gross revenues of greater than $20,000,000 in the twelve-month period following assignment or is acknowledged by the non-assigning party to be otherwise creditworthy.

18	Miscellaneous

18.1	Non-Exclusivity. Customer expressly retains the right to manufacture products or to purchase products from other third party manufacturers, whether or not Manufacturer is providing Products under this Agreement or otherwise. It is, however, Customer’s intention and Manufacturer’s expectation that, for the term of this Agreement, Manufacturer shall supply Customer with a major portion of Customer’s Products and other Customer’s products (including line extensions, new designs, future versions, etc.); provided that nothing in this sentence shall require Customer to make any minimum level of purchases from Manufacturer or purchase any minimum percentage of its requirements from Manufacturer.

18.2	Compliance with Laws and Permitting. Each party agrees that its performance under this Agreement shall comply with all applicable laws. Manufacturer shall, at its expense, obtain and maintain all necessary permits and licenses required for the operation of its manufacturing facilities and processes.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

18.2	Force Majeure. In the event that either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than a payment obligation) due to any Act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, or any other cause beyond the reasonable control of the party invoking this section, and if such party shall have used its commercially reasonable efforts to mitigate its effects, such party shall give prompt written notice to the other party, its performance shall be excused, and the time for the performance shall be extended for the period of delay or inability to perform due to such occurrences. Regardless of the excuse of Force Majeure, if such party is not able to perform within ninety (90) days after such event, the other party may obtain all or a portion of its requirements for the Products from another source, for the period of additional time during which the force majeure event is still effective. Once the force majeure event is no longer effective, and Manufacturer is able to resume manufacture and supply of Products to Customer, then Manufacturer shall recommence such manufacture and supply, and this Agreement and both parties’ obligations hereunder shall fully resume.

18.3	Export Controls. Manufacturer shall comply will all United States and any applicable foreign laws and regulations governing the export of technology and Product. Customer and Manufacturer shall cooperate with one another, including providing all required documentation and information, to obtain all necessary government authorizations before exporting any technology or Product under this Agreement.

18.4	Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New Jersey without regard to conflict of law provisions, and adjudicated with the exclusive jurisdiction of the courts in the State of New Jersey.

18.5	Notices. All notices required or permitted under this Agreement must be made in writing and delivered in person, by facsimile, or by certified or registered mail, postage prepaid, addressed to the Chief Executive Officer for Customer (with a copy sent to VP of Operations for Customer), or the President for Manufacturer, at the respective addresses at the beginning of this Agreement, or such other address that is provided in writing by such party. Such notice shall be effective upon receipt if personally delivered or transmitted by facsimile, or on the third business day following the date of mailing.

18.6	Amendments. This Agreement may be amended only by written consent of both parties, executed by their authorized representatives.

18.7	Severability. Any provision of this Agreement, which is invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.

18.8	Headings. Headings contained in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement. The Attachments to this Agreement are incorporated by reference into this Agreement and form an integral part thereof.

18.9	Subcontracting. This Agreement is for the exclusive benefit of Customer and Manufacturer and is not for the benefit of any third party. Manufacturer shall not have the rights to sub-contract the performance of any of its obligations under this Agreement without the express written consent of Customer.

18.10	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

[remainder of page intentionally left blank]

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, the parties hereto have as of the date first written above duly executed this Contract Manufacturing General Agreement.

TISSUELINK MEDICAL, INC.		THE MEDTECH GROUP, INC.

By:	/s/ Tad Vaughn	By:	/s/ George W. Blank
Name:	Tad Vaughn	Name:	George W. Blank
Title:	VP of Operations	Title:	President and CEO

[Signature Page to Contract Manufacturing General Agreement]

Schedule A

Manufacturing Transfer

The attached Manufacturing Transfer Plan is reviewed and updated by Customer and Manufacturer on a weekly basis.

Exhibit A

Products

PN 23-112-1, Aquamantys 6.0, latest revision

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit B

Applicable Standard Operating Procedures

PN 11-90-0056, Statistical Techniques Procedure, latest revision

PN 20-90-0028, Environmentally Controlled Room and Bioburden Monitoring, latest revision

PN 39-10-0008, Lot and Expiration Date, latest revision

PN 39-10-0302, Shelf Life by Manufacturing Site, latest revision

PN 11-90-0187, Contract Manufacturer Requirements, latest revision

PN 31-10-1333, Product Specification and Quality Plan AQM 6.0, latest revision

All of the latest revisions of these documents are maintained and available through the ARENA web-based system.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Exhibit C

Approved Manufacturer Facilities

The MedTech Group, Inc.

6 Century Road

South Plainfield, NJ 07080*

*	Pending production line qualification and validation by the Customer.

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

Device Specific Schedules

PN 23-112-1, Aquamantys 6.0, latest revision, Manufacturer pricing:

- phase I (minimum 1000 units/month)	$[*] each

- phase II (minimum 5000 units/month)	$[*] each

- phase III (minimum 7500 units/month)	$[*] each

- phase IV (minimum 10000 units/month)	$[*] each

- phase V (minimum 10000 units/month and transfer to low cost off shore location)	$[*] each

[*] = Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.